Exhibit 10.17
Execution Version

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This Amended and Restated Executive Employment Agreement (this “Agreement”) is executed as of November 29, 2019 (the “Effective Date”), by and between Justyn Howard (“Executive”), and Sprout Social, Inc., a Delaware corporation (the “Company”).
WHEREAS, the Company and Executive are party to that certain employment agreement, dated as of March 3, 2018, as amended June 9, 2019 (the “Prior Agreement”);
WHEREAS, the Company desires to continue to employ Executive as Chief Executive Officer and Executive desires to continue to be employed by the Company in such capacity or capacities in accordance with the terms and conditions set forth herein; and
WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement, effective as of the Effective Date.
NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Executive, the parties agree as follows:
ARTICLE I
EMPLOYMENT
1.1    Position and Duties. The Company hereby employs Executive as Chief Executive Officer and Executive accepts employment by the Company in such capacity. Executive shall be subject to the authority of and shall report to the Company’s board of directors (the “Board”). Executive’s duties and responsibilities shall include all that are usual and customary to the position of CEO and such managerial duties and responsibilities as may be assigned hereafter from time to time by the Board. Executive shall use Executive’s best efforts to promote the interests, prospects and condition (financial and otherwise) and welfare of the Company and shall perform Executive’s fiduciary duties and responsibilities to the Company to the best of Executive’s ability in a diligent, trustworthy, businesslike and efficient manner. Executive shall devote substantially all of Executive’s business time, attention and energies exclusively to the business interests of the Company, its subsidiaries or affiliates while employed by the Company, except as provided for herein or otherwise specifically approved in writing by the Board. It shall not be a violation of this Agreement for Executive to serve on civic or charitable boards or committees, so long as such activities do not adversely affect the performance of Executive’s job duties or violate Articles IV, or V of this Agreement.
1.2    Term of Employment. Subject to the terms and conditions of this Agreement, including termination under Article III and survival of certain terms under Section 7.7, this Agreement shall commence on the Effective Date and continue until the second anniversary of the Effective Date (such period, the “Initial Term”), at which time this Agreement and Executive’s employment shall automatically renew in successive one-year periods (each such period, a “Renewal Term,” and together with the Initial Term, the “Employment Term”), unless either party gives at least 45 days’ advance notice declining to extend Executive’s employment and this Agreement beyond the expiring Initial Term or Renewal Term, as applicable. For the avoidance of doubt, Executive and the Company may terminate Executive’s employment at any time under

Article III.
ARTICLE II
COMPENSATION AND OTHER BENEFITS
2.1    Base Salary. During the Employment Term, the Company shall pay Executive a salary of $428,000 per annum, less applicable taxes and withholdings (“Base Salary”), payable in accordance with the normal payroll practices and schedule of the Company.
2.2    Annual Bonuses.
(a)    With respect to fiscal year 2019, Executive shall be eligible to receive (i) a performance-based bonus with a target payout equal to 25% of Base Salary (the “2019 Performance Bonus”) based upon the achievement of the financial performance targets that were previously determined by the Preferred Directors (as defined in the Sprout Social, Inc. Fourth Amended and Restated Voting Agreement dated February 9, 2016, as such agreement is modified, supplemented, amended or amended and restated from time to time) in their sole discretion for fiscal year 2019, which 2019 Performance Bonus to be paid to Executive, if any, shall be paid, no later than March 15, 2020, contingent upon the Board (or an authorized committee thereof) receiving a complete set of relevant financial statements that have been signed off on by the Executive no later than 30 days prior to the payment date, and (ii) a discretionary bonus with a target payout equal to 25% of Base Salary (the “2019 Discretionary Bonus”) upon achievement of individual and non-financial objectives determined by the Board (or an authorized committee thereof) in its sole discretion, which 2019 Discretionary Bonus to be paid to Executive, if any, shall be determined in the sole discretion of the Board (or an authorized committee thereof) and paid no later than March 15, 2020. The payment of any 2019 Performance Bonus or 2019 Discretionary Bonus shall be subject to the usual, required withholdings and subject to Executive’s continued employment with the Company through any payment date.
(b)    With respect to fiscal year 2020 and thereafter during the Employment Term, Executive will be eligible to receive an annual performance-based bonus (the “Annual Performance Bonus”), which shall be targeted at seventy-five percent (75)% of Executive’s Base Salary. The Annual Performance Bonus shall be based on the achievement of Company and/or individual performance objectives, in each case, that are established by the Board (or an authorized committee thereof) in its sole discretion for such applicable performance period. Notwithstanding anything to the contrary herein, Executive’s Annual Performance Bonus, if any, may be below (including zero), at, or above, the annual target based upon the achievement of the performance goals, as determined by the Board in its sole discretion. Any Annual Performance Bonus earned will be paid on or before March 15th of the year following the year with respect to which such Annual Performance Bonus is earned. The Annual Performance Bonus payment shall be subject to the usual, required withholdings and subject to Executive’s continued employment with the Company through any payment date.
2.3    Company Change of Control Bonus. During the Employment Term, Executive shall be eligible to earn the change of control bonus set forth in Exhibit A hereto.

2.4    IPO Equity Incentive. If, during the Employment Term, the Company undergoes an initial underwritten public offering and sale to the public of common capital stock of the Company (or any direct or indirect parent of the Company) generating net proceeds of at least one hundred million dollars ($100,000,000.00), net of any secondary and/or treasury stock purchases (as reflected on the Company’s balance sheet), pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933 (or equivalent foreign governmental entity) (a “Qualified Public Offering”), then Executive shall be eligible to receive an award of restricted stock units (“RSUs”) pursuant to the terms and conditions set forth in Exhibit B hereto.
2.5    Benefits. During the Employment Term, Executive shall be entitled to such benefits provided by the Company to its executive employees generally, subject to the eligibility criteria provided by applicable plan documents related to such benefits and to such changes, additions or deletions to such perquisites and benefits as the Company may make from time to time.
2.6    Expenses. During the Employment Term, the Company shall reimburse Executive for all reasonable and necessary expenses incurred in the course of the performance of Executive’s duties and responsibilities pursuant to this Agreement and consistent with the Company’s policies as in effect from time to time with respect to expense reimbursement.
ARTICLE III
TERMINATION
3.1    Right to Terminate; Automatic Termination.
(a)    Termination Without Cause. Subject to Section 3.2(a), the Company may terminate Executive’s employment and all of the Company’s obligations under this Agreement without notice at any time without Cause (as defined below).
(b)    Termination For Cause. Subject to Section 3.2(b), the Company may terminate Executive’s employment and all of the Company’s obligations under this Agreement without notice at any time for Cause (as defined below) by giving written notice to Executive effective immediately upon giving such notice or at such other time thereafter as the Company may designate or as provided in this Section 3.1(b). “Cause” shall mean: (i) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company or an affiliate, customer or vendor of the Company; (iii) dishonesty, misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty while acting within the scope of Executive’s employment with the Company; (iv) misconduct in connection with employment, failure to perform duties under this Agreement in the best interests of the Company, or repeated refusal to perform the reasonable directives of the Company; (v) impairment by drugs or alcohol while acting within the scope of Executive’s job duties; (vi) violation of any Company rule, regulation, procedure or policy; or (vii) breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed for the benefit of the Company, including Articles IV through VII of this Agreement.

(c)    Termination by Death or Disability. Subject to Section 3.2(b) and all applicable laws governing the employment of disabled individuals, Executive’s employment with the Company and the Company’s obligations under this Agreement shall terminate automatically, effective immediately and without notice, upon Executive’s death or a determination of Disability (as defined below) of Executive. For purposes of this Agreement, “Disability” shall include any circumstance resulting in Executive being incapable of performing Executive’s duties and responsibilities under this Agreement for (a) a continuous period of 90 days, or (b) periods amounting in the aggregate to 120 days within any one period of 365 days. A determination of Disability shall be made and confirmed in writing by a physician or physicians satisfactory to the Company, and Executive shall cooperate with any efforts to make such determination. Any such determination shall be conclusive and binding on the parties. Any determination of Disability under this Section 3.1(c) is not intended to alter any benefits that any party may be entitled to receive under any long-term disability insurance plan carried by either the Company or Executive with respect to Executive, which benefits shall be governed solely by the terms of any such insurance plan.
(d)    Resignation without Good Reason. Subject to Section 3.2(b), Executive’s employment and the Company’s obligations under this Agreement shall terminate upon Executive’s resignation from employment with the Company for any reason other than Good Reason (defined below), provided the Executive provides at least sixty (60) days’ prior written notice to the Company of Executive’s resignation from employment with the Company, or such other advance notice as may be mutually agreed between the parties following the provision of such notice.
(e)    Resignation for Good Reason. Subject to Section 3.2(a), Executive may terminate Executive’s employment and the Company’s obligations under this Agreement at any time for Good Reason. “Good Reason” shall mean the occurrence, without the Executive’s voluntary written consent, of any of the following circumstances: (i) a material breach by the Company of any material provision of this Agreement, including, but not limited to, failure to pay the Base Salary; (ii) the Company’s relocation, without Executive’s consent, of the Company office to which Executive primarily reports (the “Office”) to a location that increases the distance from Executive’s principal residence to the Office by more than fifty (50) miles; (iii) a material diminution in Executive’s authority, duties or responsibilities; provided that, for the avoidance of doubt, any changes in Executive’s title or to Executive’s reporting relationship shall constitute Good Reason hereunder solely to the extent the Company is no longer operated as a stand-alone business; or (iv) any material reduction in the Base Salary (other than in connection with across-the-board base salary reductions for all or substantially all similarly situated employees of the Company); provided, in each case, that Executive first provided notice to the Company of the existence of the condition described above within fifteen (15) days of the initial existence of the condition, upon the notice of which the Company shall have thirty (30) days during which it may remedy the condition, and provided further that the separation of service must occur within fifteen (15) days following the end of such 30-day cure period.
3.2    Rights Upon Termination.

(a)    Pre-Change in Control Severance. If Executive’s employment is terminated pursuant to Sections 3.1(a) or 3.1(e) or pursuant to the Company’s election not to renew this Agreement pursuant to Section 1.2, in each case, prior to a Change in Control (as defined in the Company’s 2019 Incentive Award Plan (a “Change in Control”)) and not pursuant to Sections 3.1(b), 3.1(c), 3.1(d) or Executive’s election not to renew this Agreement pursuant to Section 1.2, then Executive shall have no further rights against the Company hereunder, except for the right to receive (i) the Accrued Amounts (as defined below) and (ii) contingent upon Executive and the Company executing a written, irrevocable release agreement (in a form reasonably satisfactory to the Company) within 60 days of the effective date of termination releasing all known and unknown claims of any kind against the Company, its subsidiaries, parents and affiliates, and each of their past or present employees, agents and directors (a “Release Agreement”), twelve (12) months of Executive’s Base Salary (or, in the case of termination by Executive for Good Reason due to a material reduction in Base Salary, Executive’s Base Salary prior to such reduction), less the usual required withholdings, as in effect on the date of Executive’s termination, paid over twelve (12) months in substantially equal installments payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly and reimbursement for the payments Executive makes for group health coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or comparable state law (“COBRA”) for twelve (12) months or until Executive has secured other employment, whichever occurs first, provided Executive timely elects and pays for COBRA coverage and remains eligible for COBRA continuation coverage and such reimbursement is not in violation of the Patient Protection and Affordable Care Act, as amended (“PPACA”).
(b)    Post-Change in Control Severance. If Executive’s employment is terminated pursuant to Sections 3.1(a) or 3.1(e) or pursuant to the Company’s election not to renew this Agreement pursuant to Section 1.2, in each case, on and after a Change in Control and not pursuant to Sections 3.1(b), 3.1(c), 3.1(d) or Executive’s election not to renew this Agreement pursuant to Section 1.2, then Executive shall have no further rights against the Company hereunder, except for the right to receive (i) the Accrued Amounts and (ii) contingent upon Executive and the Company timely executing a Release Agreement within 60 days of the effective date of termination, (x) the sum of (A) eighteen (18) months of Executive’s then-existing Base Salary (or, in the case of termination by Executive for Good Reason due to a material reduction in Base Salary, Executive’s Base Salary prior to such reduction) as in effect on the date of Executive’s termination and (B) Executive’s target Annual Performance Bonus (or if such Qualifying Termination occurs in 2019, Executive’s target 2019 Performance Bonus) for the calendar year in which the date of Executive’s Qualifying Termination occurs, paid over eighteen (18) months in substantially equal installments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, (y) reimbursement for the payments Executive makes for group health coverage under COBRA for eighteen (18) months or until Executive has secured other employment, whichever occurs first, provided Executive timely elects and pays for COBRA coverage and remains eligible for COBRA continuation coverage and such reimbursement is not in violation of PPACA and (z) any unvested stock options, restricted stock units, performance stock units and such other equity-based awards granted pursuant to the

Company’s 2016 Stock Plan, 2019 Incentive Award Plan or any other equity plan or arrangement maintained by the Company that is outstanding immediately prior to the date of Executive’s Qualifying Termination shall automatically become fully vested and exercisable (as applicable) as of such date; provided that any such equity awards subject to performance-based vesting shall vest assuming a target level of achievement for each applicable performance objective.
The amounts payable under (a) or (b) above shall be referred to herein as the Severance Payments. Executive acknowledges and agrees that if Executive at any time breaches any of Executive’s obligations pursuant to Articles IV, V and VI of this Agreement, or if Executive fails to execute the Release Agreement within 60 days of the effective date of termination, then Executive shall forfeit any and all rights to the Severance Payments and shall repay to the Company any portion of the Severance Payments that the Company has already paid to Executive, except for the first such payment, which Executive acknowledges constitutes adequate consideration for the Release Agreement.
(c)    No Severance. If Executive’s employment is terminated pursuant to Sections 3.1(b) or (c), above, if Executive resigns pursuant to Section 3.1(d), above, if Executive elects not to renew this Agreement pursuant to Section 1.2, above, or if Executive’s employment terminates for any reason other than pursuant to Sections 3.1(a) or 3.1(e), then neither Executive nor Executive’s estate shall have any further rights against the Company hereunder, except for the right to receive: (i) any unpaid Base Salary with respect to the period prior to the effective date of termination; and (ii) reimbursement of expenses to which Executive is entitled; (iii) any other benefits to which the Executive is legally entitled (collectively, “Accrued Amounts”).
ARTICLE IV
CONFIDENTIALITY
4.1    Confidentiality Obligations. During Executive’s employment with the Company and following termination of that employment for any reason, the Executive shall not directly or indirectly use or disclose any Confidential Information (as defined below) except in the interest of, for the benefit of, or with the prior consent of the Company, its parents, subsidiaries and affiliates.
4.2    Permitted Communications. Nothing in this Agreement shall limit Executive’s ability to communicate or file claims with any government agency.
4.3    Confidential Information. The term “Confidential Information” means all information belonging to the Company or provided to the Company by a customer that is not known generally to the public or the Company’s competitors. Confidential Information includes, but is not limited to: (i) trade secrets, inventions, software code, product methodologies and specifications, information about goods, products or services under development, research, development or business plans, procedures, survey results, pricing or other financial information, confidential reports, handbooks, customer lists and contact information, information about orders from and transactions with customers, sales, marketing and acquisition strategies and plans, pricing strategies, information relating to sources of data used in goods, products and services, computer programs, computer system documentation, production manuals, operations books, educational materials, audio, visual or electronic recordings, customer communications, customer contracts, training materials, personnel information, business records, or any other materials or technical methods/processes developed, owned or controlled by the Company or any of its subsidiaries or affiliates; (ii) information and materials provided by a customer or acquired from a customer; and (iii) information which is marked or otherwise designated or treated as confidential or proprietary by the Company or any of its subsidiaries or affiliates, provided that a document or other material need not be labeled “Confidential” to constitute Confidential Information.
ARTICLE V
NONCOMPETITION; NONSOLICITATION
5.1    Non-Competition; Non-Solicitation. During Executive’s employment with the Company and for two years following termination of that employment for any reason (the “Restricted Period”), Executive shall not, in any manner, directly or indirectly, whether as principal, agent, owner, employee, stockholder, partner, member, manager, independent contractor, consultant or in any other capacity (excluding the ownership of less than three percent (3%) of any class of securities traded on a national securities exchange):
(a)    provide any services to any entity or business that engages in the Company’s Business (as defined below) in any jurisdiction in the world in which the Company and Executive conduct business during the term of Executive’s employment (the “Territory”), while serving in a management capacity or in a position that might cause the Executive to deliberately or inadvertently use or disclose Confidential Information;
(b)    own any interest in any entity or business that engages in the Company’s Business in the Territory;
(c)    for the purpose of providing products or services that are similar to the products or services of the Company, directly or indirectly contact, Solicit (as defined below), conduct business with or provide services to any of the Company’s customers or prospective customers or end users (i) with whom the Executive had direct or indirect contact in the twelve (12) months prior to the Executive’s termination, or (ii) about whom Executive had access to Confidential Information; or
(d)    Directly or indirectly contact, Solicit, recruit or hire any employee or contractor of the Company for the purpose of causing, inviting or encouraging any such employee or contractor to alter or terminate his or her employment or business relationship with the Company; provided that Executive may hire an employee or contractor of the Company who (i) initiates contact with Executive regarding an employment opportunity or (ii) responds to a general advertisement or job posting not targeted at the Company’s employees or contractors.
5.2    Company’s Business. The “Company’s Business” means the business of social media management, social media marketing, social analytics, social listening, social publishing, and any other business in which the Company engages or makes definitive plans to engage during Executive’s employment with the Company.
5.3    Solicit. “Solicit” means: (a) to make any comments or engage in any conduct that would influence a decision to continue doing business with the Company, regardless of how contact is initiated; or (b) to make any comments or engage in any conduct that would influence a decision to continue an employment or contracting relationship with the Company or accept employment with another company, regardless of how contact is initiated.
ARTICLE VI
RETURN OF RECORDS
Upon termination of Executive’s employment with the Company for any reason, or upon request by the Company at any time: (a) Executive shall immediately return to the Company all documents, records and materials belonging to the Company and all copies (electronic or physical) of all such materials; and (b) Executive shall permanently destroy and delete all such documents, records and materials in Executive’s possession or to which Executive has access.
ARTICLE VII
EXECUTIVE DISCLOSURES AND ACKNOWLEDGMENTS
7.1    Obligations to Others. Executive warrants and represents that (a) Executive is not subject to any employment, consulting or services agreement or any restrictive covenants or agreements of any type, which would limit or prohibit Executive from fully carrying out Executive’s duties as described under the terms of this Agreement; and (b) Executive has not retained and shall not use or disclose within the scope of Executive’s employment with the Company any confidential information, records, trade secrets or other property of a former employer or other third party.
7.2    Scope of Restrictions. Executive acknowledges that: (a) during the course of Executive’s employment with the Company, Executive has gained and shall gain knowledge of Confidential Information and access to and familiarity with the Company’s customers, employees and contractors; (b) the covenants of Articles IV, V and VI (collectively, the “Covenants”) are essential to prevent the Executive, who has critical access to and familiarity with the goodwill of the Company’s business, from misappropriating or diminishing that goodwill; (c) the Company’s Business operates throughout Territory, and as an executive of the of the Company, the Executive has conducted and shall conduct the Company’s Business throughout the Territory; (d) the scope of the Covenants is appropriate, necessary and reasonable for the protection of the Company’s retention of existing customers, protection of Confidential Information, investment in training and enhancing of Executive’s skill and experience, business, goodwill and proprietary rights; (e) the Covenants are supported by adequate consideration, including, without limitation, any payments and benefits under this Agreement, access to the Confidential Information and access to the Company’s customers, employees and consultants; and (f) the Covenants shall not prevent Executive from earning a living in the event of, and after, termination of Executive’s employment with the Company, for whatever reason. Nothing herein shall be deemed to prevent Executive, after termination of Executive’s employment with the Company, from using general skills and knowledge gained while employed by the Company.
7.3    Remedies for Breach. The parties recognize that the Executive’s breach of this Agreement shall cause irreparable injury to the Company such that monetary damages would not provide an adequate or complete remedy. Accordingly, in the event of the Executive’s actual or threatened breach of the provisions of this Agreement, the Company, in addition to all other rights, shall be entitled to a temporary and permanent injunction from a court restraining Executive from breaching this Agreement, and to recover from the Executive its reasonable attorney’s fees and costs incurred in pursuing such remedies.
7.4    Prospective Employers. Executive agrees, during the term of any restriction contained in Articles IV, V and VI of this Agreement, to disclose this Agreement to any entity which offers employment to Executive.
7.5    Third-Party Beneficiaries. The Company’s affiliates and subsidiaries are third-party beneficiaries with respect to Executive’s performance of Executive’s duties under this Agreement and the undertakings and covenants contained in this Agreement. The Company and any of its affiliates or subsidiaries, enjoying the benefits thereof, may enforce this Agreement directly against Executive. For purposes of Articles IV, V, VI and VII of this Agreement, the term “affiliates,” as it relates to the Company, shall mean any individual or entity controlling, controlled by or under common control with the Company.
7.6    Extension of Time. The Restricted Period shall be extended by a period of time equal to the duration of any time period during which the Executive is in breach of this Agreement.
7.7    Survival. The covenants set forth in Articles IV, V, VI, VII, VIII and Section 3.2 of this Agreement shall survive the termination of Executive’s employment hereunder.
7.8    Severability. It is the intent of the parties that if any court of competent jurisdiction determines that any provision of Articles IV, V, VI or VII of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and, to the extent allowed by law, such invalid or unenforceable provision shall be revised or re-drafted construed to provide for the maximum permissible breadth of the scope or duration of such provision.
ARTICLE VIII
RIGHTS IN DEVELOPMENTS
8.1    Work for Hire. Executive acknowledges and agrees that all Inventions (defined below) which the Executive makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) within the scope of Executive’s employment shall be the sole and exclusive property of the Company to and only to the fullest extent allowed by 765 Illinois Comp. Stat. 1060/2 (which is attached as Exhibit C). Unless the Company decides otherwise, the Company shall be the sole owner of all rights in connection therewith. All Inventions are and at all times shall be “work made for hire.” The Executive hereby assigns to the Company any and all of the Executive’s rights to any Inventions, absolutely and forever, throughout the world and for the full term of each and every such right, including renewal or extension of any such term, provided that this Agreement does not apply to an Invention for which no equipment, supplies, facility or information of the Company was used and which was developed entirely on the Executive’s own time, unless (i) the Invention relates directly to the business of the employer to the Restricted Business; or (ii) the Invention results from any work performed by the Executive for the Company. The term “Inventions” means any works of authorship, discoveries, formulae, processes, improvements, inventions, designs, drawings, specifications, notes, graphics, source and other code, trade secrets, technologies, algorithms, computer programs, audio, video or other files or content, ideas, designs, processes, techniques, know-how and data, whether or not patentable or copyrightable, made, conceived, reduced to practice or developed by the Executive, either alone or jointly with others, during the Executive’s employment.
8.2    Assistance. The Executive agrees to perform all acts deemed necessary or desirable by the Company to permit and assist the Company, at the Company’s expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing the Company’s rights and/or the Executive’s assignment with respect to such Inventions in any and all countries. Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings. The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agents and attorneys-in-fact to act for and on the Executive’s behalf and instead of the Executive to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Executive.
8.3    Records. The Executive shall keep complete, accurate and authentic information and records on all Inventions in the manner and form reasonably requested by the Company. Such information and records, and all copies thereof, shall be the property of the Company as to any Inventions within the meaning of this Agreement. Such records should be considered proprietary information of the Company and are subject to the provisions of this Agreement. In addition, the Executive agrees to promptly surrender all such records and information, and all copies thereof, at the request of the Company, or within twenty-four (24) hours of the termination of the Executive’s employment for any reason.
8.4    List of Inventions. The Executive has attached hereto as Exhibit D a complete list of all existing Inventions to which the Executive claims ownership as of the date of this Agreement and that the Executive desires to clarify are not subject to this Agreement, and the Executive acknowledges and agrees that such list is complete. If no such list is attached to this Agreement, the Executive represents that the Executive has no such Inventions at the time of signing this Agreement.
ARTICLE IX
MISCELLANEOUS
9.1    Entire Agreement; Amendment; Waiver. This Agreement (including any documents referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter contemplated hereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, including, without limitation, the Prior Agreement. This Agreement shall not be amended or waived in whole or in part except by a written instrument duly executed by each of the parties hereto.
9.2    Headings. The headings of sections and articles of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.
9.3    Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

9.4    Governing Law; Exclusive Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Delaware, without regard to its conflict of laws principles.
9.5    Assignment. This Agreement shall inure to the benefit of Executive and Executive’s heirs, executors and estate administrators. This Agreement shall inure to the benefit of the Company and its successors, assigns and legal representatives.
9.6    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.
9.7    Compliance with Section 409A.
(a)    General. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company). Notwithstanding the foregoing, the Company does not guaranty or accept any liability for any tax consequences to Executive under this Agreement.
(b)    Distributions on Account of Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).
(c)    No Acceleration of Payments. Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.
(d)    Treatment of Each Installment as a Separate Payment and Timing of Payments. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(e)    Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein. The determination of whether Executive is a “specified employee” as of the time of the Executive’s Separation from Service shall be made by the Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto).
(f)    Reimbursements. To the extent that any reimbursements or corresponding in-kind benefits provided to Executive under this Agreement are deemed to constitute “deferred compensation” under Section 409A, such reimbursements or benefits shall be provided reasonably promptly, but in no event later than December 31 of the year following the year in which the expense was incurred, and in any event in accordance with Section 1.409A-3(i)(1)(iv) of the Department of Treasury Regulations. The amount of any such payments or expense reimbursements in one calendar year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.”
9.8    Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

9.9    Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”) and would, but for this Section 9.9, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), or not be deductible under Section 280G of the Code, then such Covered Payments shall be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, but only if (i) the net amount of such Covered Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Covered Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Covered Payments Payments), is greater than or equal to (ii) the net amount of such Covered Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Covered Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Covered Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Covered Payments). The Covered Payments shall be reduced in a manner that maximizes Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, to the extent applicable, and where two or more economically equivalent amounts are subject to reduction but payable at different times, such amounts payable at the later time shall be reduced first but not below zero.
9.10    Compensation Recovery Policy. Executive acknowledges and agrees that, to the extent the Company adopts any claw-back or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, he or she shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy with respect to past, present and future compensation, as appropriate).
[Remainder of Page Intentionally Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Executive Employment Agreement to be duly executed as of the date first written above.

/s/ Justyn Howard
Justyn Howard

SPROUT SOCIAL, INC.

By: /s/ Joe Del Preto
Name: Joe Del Preto
Title: Chief Financial Officer and Treasurer

[Signature Page to Amended and Restated Executive Employment Agreement]

EXHIBIT A
Change of Control Bonus Terms and Conditions
1.    Terms
(a)    Upon the closing of the first Change of Control (as defined in Section 2 below) following the effective date of this Agreement (the “Closing”), Executive shall be entitled to a bonus, payable pursuant to the terms and conditions set forth herein, equal to:

•	0% of Net Proceeds if the Change of Control results in Gross Proceeds of less than $500,000,000, or

•	0.25% of Net Proceeds if the Change of Control results in Gross Proceeds of at least $500,000,000, but less than $749,999,999, or

•	0.50% of Net Proceeds if the Change of Control results in Gross Proceeds of at least $750,000,000, but less than $999,999,999, or

•	0.75% of Net Proceeds if the Change of Control results in Gross Proceeds of at least $1,000,000,000, but less than $1,999,999,999, or

•	1.00% of Net Proceeds if the Change of Control results in Gross Proceeds of at least $2,000,000,000 or more (as applicable, the “Bonus”).
(b)    Notwithstanding anything to the contrary, if the Company shall have experienced a Qualified Public Offering prior to the Closing, the Bonus payable shall be reduced (but not below $0) on a dollar-for-dollar basis by the RSU Award Value (as defined in Exhibit B hereto).
(c)    Executive shall be entitled to receive the Bonus in the same form or forms of payment and in the same proportions paid by the purchaser(s) to the stock holders of the Company upon the Change of Control, whether such distribution is at the closing or a delayed or contingent distribution pursuant to the application of any escrow, holdback, earn-out or other similar arrangement (“Post-Closing Payments”). Notwithstanding the foregoing, any portion of the Bonus related to Post-Closing Payments shall be paid if and when paid to the Company’s stock holders (and subject to the same terms and conditions as apply to the Company’s stock holders generally); provided, however, that any Post-Closing Payments not distributed by the fifth (5th) anniversary of the Closing shall be forfeited for no consideration.
(d)    Securities that are issued to Executive upon payment of the Bonus, if any, shall be subject to the same or similar restrictions as imposed by a purchaser on the securities of the Company’s stockholders as set forth in the agreement pursuant to which the Change of Control occurs and such restrictions that are required by applicable securities laws.
(e)    Executive must continuously remain an employee of the Company (or a subsidiary of the

Company) through the Closing in order to be eligible to receive the Bonus.
2.    DEFINITIONS.
(a)    “Change of Control” means a transaction that qualifies as a Change in Control under Section 2(e)(i) of the Company’s 2010 Amended and Restated Stock Incentive Plan (the “Stock Plan”), provided, that such transaction also qualifies as a change of control event either under 26 C.F.R. 1.409A-3(i)(5)(v) or 26 C.F.R. 1.409A-3(i)(5)(vii). Notwithstanding the foregoing, any change in the ownership of the stock of the Company as a result of a private venture capital financing of the Company that is approved by the Board shall not be considered a Change of Control hereunder. For the avoidance of any doubt, a transaction that qualifies as a Change in Control under Section 2(e)(ii) or (iii) of the Stock Plan shall not qualify as a “Change of Control” hereunder.
(b)    “Gross Proceeds” means the aggregate proceeds paid or payable by an acquirer of the Company in connection with the Change of Control before taking into account any Company debt, the Bonus payable under this Agreement, and any other transaction costs.
(c)    “Net Proceeds” means the proceeds (in cash, securities, or other property) (determined as of the Closing) distributable to the stock holders of the Company in respect of their shares, which, for the avoidance of doubt, is after reduction for (i) Company debt (but excluding payments of the Bonus hereunder) and (ii) change of control transaction costs incurred by or on behalf of the Company that are directly associated with completing the Change of Control, including (without limitation) legal, accounting, finders fees, and financial advisory fees.
3.    ADMINISTRATION.
This Exhibit A shall be interpreted and administered by the Board, whose actions shall be final and binding on all persons, including Executive and his personal representatives, and shall be given the maximum deference permitted by law. The Board, in its sole discretion, shall have the power, subject to, and within the limitations of, the express provisions hereof to determine whether or not a transaction or related series of transactions results in a Change of Control and the amount of Gross Proceeds and Net Proceeds, as applicable.
4.    AMENDMENT OR TERMINATION.
(a)    This Exhibit A shall not be amended or terminated in a manner that is materially adverse to Executive without Executive’s written consent, except as may be required by any applicable law or as necessary to correct administrative errors or to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any final U.S. Treasury Department regulations and binding Internal Revenue Service (“IRS”) guidance thereunder, as amended from time to time.
5.    TAX WITHHOLDING.

The Company shall withhold from the Bonus any amount required to satisfy the income tax, employment tax, social insurance, or other withholding obligations under federal, state or other applicable law. Executive shall be solely responsible for any tax withholding obligations and shall be responsible for remitting any necessary funds to the Company to meet such tax withholding obligations. The Company cannot, and has not, guaranteed that the IRS shall determine that the payments hereunder are not deferred compensation within the meaning of Code Section 409A. If the IRS or another party determines that the payments hereunder are deferred compensation, Executive shall be solely responsible for the costs related to such a determination, if any.

EXHIBIT B
RSU Award Terms and Conditions
In the event of a Qualified Public Offering during the Employment Term, Executive shall be eligible to receive an RSU award with respect to shares of Company Class B Common Stock under the Sprout Social, Inc. 2019 Class B Incentive Award Plan (the “Class B Plan”) pursuant to the terms and conditions of the Class B Plan and as set forth below:

1.	The value of the RSU award shall be based on the IPO Valuation (as defined below), as set forth below:

•	An RSU with a value equal to 0.50% of the Outstanding Equity of the Company if there is a Qualified IPO with an IPO Valuation of at least $750,000,000, but less than $999,999,999, or

•	An RSU with a value equal to 0.75% of the Outstanding Equity of the Company if there is a Qualified IPO with an IPO Valuation of at least $1,000,000,000, but less than $2,000,000,000, or

•
An RSU with a value equal to 1.00% of the Outstanding Equity of the Company if there is a Qualified Public Offering with an IPO Valuation of at least $2,000,000,000 (as applicable, the “RSU Award Value”).

For the avoidance of doubt, no RSU award shall be granted immediately upon a Qualified Public Offering if the IPO Valuation is less than $750,000,000. Notwithstanding the foregoing, if a Qualified Public Offering is consummated, and the Company achieves a Market Cap Threshold (as defined below) of $750,000,000 or greater during the 24-month period immediately following the effectiveness of the Qualified Public Offering, Executive shall be eligible to receive RSU award(s) with the RSU Award Value(s) corresponding to the applicable IPO Valuation set forth above that is equal to such Market Cap Threshold (i.e., an award with an RSU Award Value equal to 0.50% of the Outstanding Equity of the Company upon achievement of a Market Cap Threshold of $750,000,000; an additional award with an RSU Award Value of 0.25% of the Outstanding Equity of the Company upon achievement of a Market Cap Threshold of $1,000,000,000; and an additional award with an RSU Award Value equal to 0.25% of the Outstanding Equity of the Company upon achievement of a Market Cap Threshold of $2,000,000,000, in each case, to the extent the applicable RSU Award Value was not already earned in connection with the Qualified Public Offering). Any such RSU award(s) shall be granted incrementally as of the date each Market Cap Threshold is achieved during such 24-month period, subject to Executive’s continued service to the Company through the applicable achievement date and, for the avoidance of doubt, the aggregate RSU Award Value of all of the RSU awards granted pursuant to this Section 1, whether upon the consummation of a Qualified Public Offering or in connection with the achievement of an applicable Market Cap Threshold thereafter shall not exceed 1.0% of the Outstanding Equity of the Company.

For purposes of the foregoing, the following terms shall have the following meanings:
“IPO Valuation” means the product of (i) the closing price per share of the Company’s common stock as quoted on the Stock Exchange’s website on the first Trading Day of the Company’s common stock in connection with a Qualified Public Offering, and (ii) the Company’s fully-diluted shares outstanding immediately following the closing of the Qualified Public Offering.
“Market Cap Threshold” as of any date shall be calculated by taking the average of the Market Capitalization on each Trading Day during the thirty (30) calendar day period immediately preceding the calculation date.
“Market Capitalization” means the product of (i) the closing price per share of the Company's common stock as quoted on the Stock Exchange's website on any Trading Day, and (ii) the Company’s fully-diluted shares outstanding on such Trading Day using the treasury stock method.
“Stock Exchange” means the principal stock exchange on which the Company's common shares are listed.
“Trading Day” is any day on which the Stock Exchange is open and available for transacting in common shares of the Company’s stock.”

2.
For purposes of the foregoing, “Outstanding Equity of the Company” means the then- current value of all Company shares of capital stock as of the date of the Qualified Public Offering, inclusive of any authorized but unissued shares under the Company’s equity incentive plans, but before taking into account the primary shares of Company capital stock being issued as part of the Qualified Public Offering.

3.
The IPO Valuation and the number of shares of Company Common Stock subject to the RSU Award shall be determined immediately following the closing of a Qualified Public Offering and the date of grant shall be the closing date of the Qualified Public Offering. Executive must continuously remain a service provider of the Company through the date of grant of the RSU award. The RSU award shall be fully vested on the date of grant. The terms and conditions of the RSU award shall be subject to the Class B Plan and a restricted stock unit agreement in the Company’s standard form, which shall not be inconsistent with the terms and conditions hereof.

4.
Notwithstanding anything to the contrary, should any of the terms hereof require modification in order to attain the Company’s commercial objectives or to remain compliance with applicable securities laws, such modifications shall be made at the sole discretion of the Board in good faith.

EXHIBIT C
765 Illinois Comp. Stat. 1060/2
Sec. 2. Employee rights to inventions - conditions).
(1)    A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.
(2)    An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.
(3)    If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee's rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

EXHIBIT D
Inventions: